Exhibit 5.1

Munger, Tolles & Olson LLP

355 South Grand Avenue, 35th Floor

Los Angeles, California 90071

February 5, 2013

Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N
Los Angeles, California 90067

Re: Senior Notes of Air Lease Corporation

Ladies and Gentlemen:

We have acted as special counsel to Air Lease Corporation, a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (File No. 333-184382) (the “Registration Statement”), including a prospectus (the “Base Prospectus”), filed on October 12, 2012 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale by the Company from time to time of the securities listed therein.

This opinion is being delivered to you in connection with the issuance and sale by the Company of $400,000,000 aggregate principal amount of the Company’s 4.750% Senior Notes due 2020 (the “Notes”) pursuant to that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of January 29, 2013, by and between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters listed on Schedule 1 thereto.

The Notes will be issued pursuant to an Indenture, dated as of October 11, 2012 (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture, dated as of February 5, 2013 (the “Supplemental Indenture”; the Base Indenture as amended and supplemented by the Supplemental Indenture is herein referred to as the “Indenture”), by and between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), establishing the form and terms of the Notes.  In connection with the offering of the Notes, the Company prepared and filed with the Commission pursuant to the Securities Act (i) a  preliminary prospectus supplement, dated January 29, 2013 (the “Preliminary Prospectus Supplement”), to the Base Prospectus, relating to the Notes, and (ii) a prospectus supplement, dated January 29, 2013 (the “Prospectus Supplement”), to the Base Prospectus, relating to the Notes (the Base Prospectus, together with the Preliminary Prospectus Supplement and the Prospectus Supplement, the “Prospectus”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein.

We have examined the Notes and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, corporate records, certificates of public officials and other documents as we have deemed necessary or advisable for purposes of this opinion.  As to various questions of fact relevant to the opinions expressed herein, we have relied, with your permission and without independent verification, on the Company’s filings, including the exhibits thereto, with the Commission, the representations and warranties of the Company in the Underwriting Agreement and certificates of officers of the Company.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all parties executing the documents.  In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and the validity and binding effect thereof. We also assume compliance on the part of all parties to the Underwriting Agreement and the Indenture with the covenants and agreements contained therein. We have further assumed that the status of the Notes as valid and binding obligations of the parties thereto will not be affected by any (x) breaches of, or defaults under, agreements or instruments, (y) violations of statutes, rules, regulations or court or governmental orders or (z) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the internal laws of the State of New York and the Delaware General Corporation Law, in each case as in effect as of this date. We express no opinion with respect to the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any State.

Subject to the foregoing, and subject to the assumptions, qualifications, exclusions and other limitations set forth herein, we are of the opinion that the Notes being delivered on this date have been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery of the Indenture by the Trustee and the due authentication of such Notes by the Trustee in accordance with the Indenture, and when such Notes are paid for as provided in the Underwriting Agreement, such Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 8-K dated February 5, 2013 and the reference to our firm name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ MUNGER, TOLLES & OLSON LLP